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                                                                      EXHIBIT 12

                             VERIZON MARYLAND INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                       Six Months                 Years Ended December 31,
                                                         Ended        ---------------------------------------------------
                                                     June 30, 2001     2000       1999        1998        1997       1996
                                                     -------------     ----       ----        ----        ----       ----
Income before provision for income taxes
  and cumulative effect of change in
  accounting principle..............................     $317.8      $ 616.0     $ 628.3    $ 501.7     $ 396.0    $ 457.7
Equity in loss (income) of affiliates...............       30.9          2.5         (.5)         -           -          -
Dividends received from equity affiliate............         .3           .6          .5          -           -          -
Interest expense....................................       43.2         82.8        70.6       69.8        67.1       64.4
Portion of rent expense representing interest.......        6.0         13.1        12.8       19.1        18.2       15.5
Amortization of capitalized interest................        1.4          2.6         2.1        1.8         1.5        1.2
                                                         ------      -----------------------------------------------------
Earnings, as adjusted...............................     $399.6      $ 717.6     $ 713.8    $ 592.4     $ 482.8    $ 538.8
                                                         ======      =====================================================
Fixed charges:
Interest expense....................................     $ 43.2       $ 82.8     $  70.6    $  69.8     $  67.1    $  64.4
Portion of rent expense representing interest.......        6.0         13.1        12.8       19.1        18.2       15.5
Capitalized interest..................................      5.4          9.1         4.3        5.6         4.0        5.4
                                                         ------      -----------------------------------------------------
Fixed Charges.........................................   $ 54.6      $ 105.0     $  87.7    $  94.5     $  89.3    $  85.3
                                                         ======      =====================================================
Ratio of Earnings to Fixed Charges....................     7.32         6.83        8.14       6.27        5.41       6.32
                                                         ======      =====================================================
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